                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D\A

                 Under the Securities Exchange Act of 1934
                            (Amendment No.    1     )*
                                          ---------

                       Fronteer Directory Company, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                                Common Class A
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   359031101
           --------------------------------------------------------
                                 (CUSIP Number)

    Robert L. Long, 935 Castle Ridge Rd., Golden, CO 80401 (303) 860-6445
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                     4/27/95
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of  3  Pages
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CUSIP No. 359031101                   13D/A              Page   2 of   3 Pages
          ---------                                            ---    ---


- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

           Robert L. Long          ###-##-####
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Source of Funds*
     Personal Funds
- -------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
- -------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
    U.S.A.
- -------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power          Yes
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power           No
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power           No
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power           No
- -------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
       603,125
- -------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
       No
- -------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
       4.59%
- -------------------------------------------------------------------------------
(14) Type of Reporting Person*
       IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  3  Pages
                                                               ---    ---

ITEM 1.  SECURITY AND ISSUER
                  Class A Common
                  Dennis Olson, President
                  216 N. 23rd Street
                  Bismarck, ND  58502



ITEM 2.  IDENTITY AND BACKGROUND
Name and                           Employment:  RAF Financial Corporation
Residence:   Robert L. Long                     1700 Lincoln Street, 32nd Floor
             935 Castle Ridge Rd.               Denver, CO 80203
             Golden, CO 80401       Civil Actions
Citizenship  U.S.A.                 or convictions:  None

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

$467,000 Personal cash and loan



ITEM 4.  PURPOSE OF TRANSACTION

Investment only, however I have been placed on the Board of Directors of the Issuer

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER


603,125
4.59%


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

None



ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

None



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       5/19/1995
                                       ----------------------------------------
                                       (Date
                                       /s/ Robert L. Long
                                       ----------------------------------------
                                       (Signature)
                                       Robert L. Long
                                       ----------------------------------------
                                       (Name/Title)